UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 12, 2012

PLC Systems Inc.

(Exact Name of Registrant as Specified in Charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

PLC Systems, Inc.
459 Fortune Boulevard
Milford, Massachusetts	01757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  508-541-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 6, 2012, PLC Systems Inc., a Yukon corporation (the “ Company “) entered into an  agreement with Garden State Securities Inc., whereby Garden State Securities, Inc. has agreed to provide certain financial advisory services to us in consideration for the issuance of up to 1,250,000 unregistered shares of our  common stock, to be issued as follows: (a) 312,500 shares upon execution of the letter agreement; and (b) 104,167 shares at the end of each month starting on the last day of the fourth month through the twelfth month of the term of the agreement.

Also, on March 6, 2012, the Company entered into a consulting agreement with JFS Investments, Inc., whereby JFS Investments, Inc. has agreed to provide certain investor relations and related consulting services to us in consideration for the issuance of up to 1,250,000 unregistered shares of our  common stock to be issued as follows: (a) 312,500 shares upon execution of the consulting agreement; and (b) 104,167 shares at the beginning of each month starting on the first day of the fourth month through the twelfth month of the term of the agreement.

Item 3.02 Unregistered Sales of Equity Securities

On March 6, 2012, in connection with the entry into letter agreement with Garden State Securities Inc. and the consulting agreement with JFS Investments Inc. as described in Item 1.01, the Company issued an aggregate of 625,000 shares of common stock to both institutions, which have certified that they are each accredited investors (as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended). The foregoing issuances of the common stock was made to each of Garden State Securities, Inc. and JFS Investments, Inc., each of which have represented that they are accredited investors.  Based on such representations, the issuances of these securities are exempt from registration pursuant to the exemption provided by Section 4(2) under the Securities Act of 1933 for offers and sales that do not involve a public offering and Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits.

Copies of each of the agreements are attached to this Report on Form 8-K as Exhibits 99.1 and 99.2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLC SYSTEMS, INC.

Date: March 12, 2012	By:	/s/ Gregory W. Mann
Gregory W. Mann, Chief Financial Officer